Exhibit 15.1

July 21, 2026

To: BGM Group Ltd

No. 152 Hongliang East 1st Street, No. 1703,

Tianfu New District, Chengdu 610200

People’s Republic of China

Dear Sir/Madam,

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company. With respect to the legal opinion for the Form 20-F, we hereby consent to the reference to our opinion under “Item 3. Key Information - D. Risk Factors - Risks Related to the Company’s Structure,” “Item 4. Company Information - B. Business Overview - Recent Regulatory Developments,” and “Item 10. Additional Information - E. Taxation - People’s Republic of China Taxation” in the annual report on Form 20-F of BGM Group Ltd for the fiscal year ended September 30, 2024 (the “Annual Report”), which is expected to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date of this report.

We also consent to the filing of this consent letter as an exhibit to the Annual Report with the SEC.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the Securities Exchange Act of 1934, in each case as amended, or the rules and regulations promulgated thereunder.

Your sincerely,

/s/ Gansu Quanyi Law Firm

Gansu Quanyi Law Firm